Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FEDERAL SERVICES ACQUISITION CORPORATION

FEDERAL SERVICES ACQUISITION CORPORATION, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chairman of the Board of Directors and Chief Executive Officer, hereby certifies as follows:

1.               The name of the Corporation is “Federal Services Acquisition Corporation.”

2.               The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on April 12, 2005 and a Certificate of Correction was filed in the office of the Secretary of Delaware on April 19, 2005.

3.               This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation.

4.               This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

5.               The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: Name. The name of this corporation is FEDERAL SERVICES ACQUISITION CORPORATION (the “Corporation”).

SECOND: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”).

FOURTH: Capital Stock.

Section 4.1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is one hundred and one million (101,000,000), one hundred million (100,000,000) of which shall be shares of Common Stock with a par value of $.0001 per share and one million (1,000,000) of which shall be shares of Preferred Stock with a par value of $.0001 per share.

Section 4.2. Common Stock. Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

Section 4.3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.  The Board of Directors is expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding and not above the number of authorized shares of Preferred Stock.  In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.  In all cases, the foregoing provisions of this section 4.3 shall be subject to any other applicable provisions contained herein.

FIFTH: Provisions Applicable Until Business Combination or Termination Date. The following provisions of this Article Fifth shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the first to occur of (a) the consummation of any “Business Combination” or (b) the “Termination Date” (as such terms are hereinafter defined), and may not be amended prior thereto. A “Business Combination” shall mean the initial acquisition by the Corporation, whether by merger, capital stock exchange, asset acquisition, stock purchase or other similar type of transaction or a combination of any of the foregoing, of an operating business in the federal services and defense industries having a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets at the time of such acquisition.

For purposes of this Article Fifth, the fair market value of an acquisition proposed for a Business Combination shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value.  If the Board of Directors of the Corporation is not able to independently determine the fair market value of the target business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (an “Independent Financial Advisor”).  The Corporation will not consummate an initial Business Combination with any entity that is affiliated with one or more of the Corporation’s stockholders of record as of the date which is immediately prior to the IPO.

Section 5.1. Shareholder Approval of Business Combination. Prior to the consummation of the initial Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that the holders of a majority of the IPO Shares (as such term is defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares exercise their conversion rights described in Section 5.2 below.

Section 5.2. Right to Convert to Cash Following Negative Vote on Business Combination. Any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, in the event that a Business Combination is approved in accordance with Section 5.1 and is consummated by the Corporation, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (a) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two (2) business days prior to the proposed consummation of the Business Combination, by (b) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited. A “business day” for these purposes means any weekday on which banking or trust institutions in New York are not authorized generally or obligated by law, regulation or executive order to close.

Section 5.3. Liquidation and Dissolution in Absence of Business Combination. In the event that the Corporation does not consummate a Business Combination by the later of (a) 18 months after the consummation of the IPO or (b) 24 months after the consummation of the IPO in the event that any of a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18-month period (such later date being referred to as the “Termination Date”), the officers of the Corporation shall take all such action as may be necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

Section 5.4. Limitation on Right to Distributions from Trust Fund. The holders of IPO Shares shall be entitled to receive distributions from the Trust Fund (i) only in the event of a liquidation of the Corporation or (ii) in the event they demand conversion of their shares in accordance with Section 5.2 above and a Business Combination is approved in accordance with Section 5.1. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

Section 5.5  No Other Business Acquisitions.  Unless and until the Corporation has consummated a Business Combination pursuant to this Article Fifth, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

SIXTH: Elimination of Certain Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article Sixth becomes effective.  If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification

SEVENTH: Indemnification.

Section 7.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) to the extent permitted by Section 145(b) of the DGCL, by or in the right of the Corporation (collectively, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the

Corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 7.1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 7.1, then the persons referred to in this Section 7.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).

Section 7.2. Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 7.1 shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 7.1 shall be made by or as directed by the Board of Directors of the Corporation.

Section 7.3. Mandatory Advancement of Expenses. The right to indemnification conferred in this Article Seventh shall include the right to require the Corporation to pay the expenses (including attorneys’ fees) actually and reasonably incurred in defending any such proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 7.1 or otherwise.

Section 7.4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article Seventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of this Certificate of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.

Section 7.5. Effect of Amendment. Neither any amendment, repeal, or modification of this Article Seventh, nor the adoption or amendment of any other provision of this Certificate of Incorporation or the bylaws of the Corporation inconsistent with this Article Seventh, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

EIGHTH: Stockholder Action. From and subsequent to the effective date of the IPO and subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders pursuant to this Amended and Restated Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing.  Except as otherwise required by law and subject to the rights of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President and shall be called by the President or the Secretary upon the written request of the holders of a majority of the outstanding shares of Common Stock of the Corporation.

NINTH: Miscellaneous. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

Section 9.1 Classification, Election and Term of Office of Directors.  The Board of Directors shall consist of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than one nor more than fifteen.  The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors shall designate the initial class of each director currently serving. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the initial Class I directors shall expire and successors to the initial Class I directors shall be elected for a three-year term.  At the second annual meeting of stockholders following such initial classification, the term of office of the initial Class II directors shall expire and successors to the initial Class II directors shall be elected for a three-year term.  At the third annual meeting of stockholders following such initial classification, the term of office of the initial Class III directors shall expire and successors to the initial Class III directors shall be elected for a three-year term.  At each succeeding annual meeting of shareholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article Ninth, Section 9.1, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this Article Eighth, Section 9.1, in each case unless expressly provided by such terms.

Section 9.2 Manner of Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Section 9.3 Severability. In the event any provision (or portion thereof) of this Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of this Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

Section 9.4 Reservation of Right to Amend Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Joel R. Jacks, Chairman of the Board of Directors and Chief Executive Officer, as of the           day of August 2005.

By: Joel R. Jacks
Title: Chairman of the Board of Directors and Chief Executive Office